Exhibit (k)(7)

Execution Version

Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED (“BNPP PB”) and BLACKROCK ADVISORS, LLC (“Investment Adviser”), on behalf of the counterparty specified on the signature page (“Customer”), hereby enter hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page.

Whereas BNPP PB and Customer have entered into the U.S. Margin Loan Agreement, dated as of the date hereof (the “U.S. Margin Loan Agreement”);

Whereas BNPP PB has agreed that all collateral and margin posted to it by Customer pursuant to the U.S. Margin Loan Agreement shall be held by Custodian (as defined below), as securities intermediary and that, in order to provide BNPP PB with a security interest in such collateral and margin posted by Customer, BNPP PB, Customer and State Street Bank and Trust Company (including any successor custodian thereto, the “Custodian”) have entered into a Control Agreement, dated on or about the date hereof (the “Control Agreement” and, together with this Agreement, and the U.S. Margin Loan Agreement, the “40 Act Financing Agreements”); and

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)

Capitalized terms not defined in this Agreement have the respective meaning assigned to them in the U.S. Margin Loan Agreement. The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. Margin Loan Agreement.

(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. Margin Loan Agreement.

(c)

“Administrative Event” means a failure by Customer to make any payment or delivery, including repayment of Borrowings and interest or delivery of collateral or margin, when due by Customer under this Agreement, the 40 Act Financing Agreements or the Account Agreement which shall not be deemed to be a failure, default, close-out event or similar event if (i) such failure was caused by error or omission of an administrative or operational nature or a failure by BNPP PB to provide accurate settlement instructions; (ii) funds or assets were available to Customer to enable it at the required time to make the relevant payment or delivery; (iii) Customer provides to BNPP PB, on or prior to the time when the payment or delivery would have been due, written verification reasonably satisfactory to BNPP PB of (i) and (ii) and such payment is made within one (1) Business Day after payment or delivery would have been due.

(d)	“Borrowing” means a draw of cash financing by Customer from BNPP PB pursuant to Section 2 of this Agreement.

(e)	“Closing Date” means August 6, 2021.

(f)	“Collateral Requirements” means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

(g)	“Custodian” means State Street Bank and Trust Company.

(h)	“Maximum Commitment Financing” means $550,000,000.

(i)	“Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common shares issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

(j)

“Outstanding Debit Financing” means the aggregate net cash balance (excluding current short sale proceeds) held under this Agreement if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit. For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, BNPP PB will convert each of these balances into USD at prevailing market rates, determined in a commercially reasonable manner based on publicly available, reputable pricing sources to determine Customer’s aggregate net cash balance.

(k)	“Ramp-Up Period” means the period commencing on the Closing Date and ending on the date that is three months following the Closing Date.

(l)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Borrowings -

Subject to Section 7, BNPP PB shall make available cash financing under this Agreement in an amount up to the Maximum Commitment Financing. Such cash financing shall be made available in immediately available funds. Customer may borrow under this Section 2, prepay pursuant to Section 4 and re-borrow under this Section 2 without premium or penalty. For the avoidance of doubt, any cash financing in excess of the Maximum Commitment Financing shall not be subject to the commitment in Section 6.

On the Closing Date, BNPP PB shall make funds available to Customer in an amount up to the Maximum Commitment Financing. Each subsequent Borrowing (not to exceed the Maximum Commitment Financing) shall be made on written notice, given by Customer to BNPP PB not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing (which must be a Business Day) by Customer. Subject to Section 7, BNPP PB shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available to Customer the amount of such Borrowing payable to the account designated by the Customer in such notice of borrowing.

3.	Repayment -

(a)

Upon the occurrence of a Facility Termination Event, or the date specified in the Facility Modification Notice as described in Section 6, all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by BNPP PB in accordance with Section 1 of the U.S. Margin Loan Agreement.

(b)	Upon the occurrence of a Default (which shall not include an Administrative Event), BNPP PB shall have the right to take any action described in Section 13(b) hereof.

4.	Prepayments; Customer Termination Right-

(a)

Customer may, upon at least one Business Day’s notice to BNPP PB stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Outstanding Debit Financing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that Customer shall continue to be obligated to pay the Commitment Fee as set forth in Appendix B.

(b)

Customer may, upon at least three Business Days’ notice to BNPP PB stating the proposed date (which shall be a Business Day) terminate this Agreement; provided that on or prior to the date of termination, Customer shall have satisfied in full all outstanding

Obligations, including, without limitation, paid all of the outstanding principal amount of the Outstanding Debit Financing, together with accrued interest to the date of termination; upon such termination of this Agreement in accordance with the preceding sentence, the U.S. Margin Loan Agreement shall terminate simultaneously without any additional notice by either party. It is understood and agreed that following such simultaneous termination, the Customer shall no longer be obligated to pay the Commitment Fee as set forth in Appendix B.

5.	Interest -

Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount shall be paid in full, at the rates specified on Appendix B attached hereto. Such interest shall be payable monthly, and if not paid when due, any unpaid interest shall be capitalized on the principal balance; provided that, notwithstanding such capitalization, the failure by Customer to pay such interest when due, shall be a failure of Customer to comply with an obligation under this Agreement unless Customer’s failure was due to an Administrative Event that is cured as provided in the definition of Administrative Event.

6.	Scope of Committed Facility -

Subject to Section 7, BNPP PB shall make available cash financing under this Agreement up to the relevant Maximum Commitment Financing, and may not take any of the following actions except upon at least 179 (One Hundred and Seventy-Nine) calendar days’ prior written notice (the “Facility Modification Notice”):

(a)	modify the Collateral Requirements; other than in accordance with the terms of Appendix A;

(b)	recall or cause repayment of any Borrowings under this Agreement;

(c)	modify the Financing Rate spread on Borrowings under this Agreement or the Commitment Fee, in each case, as set forth in Appendix B attached hereto;

(d)	[reserved]; or

(e)	terminate this Agreement.

7.	Conditions for Committed Facility -

The commitment as set forth in Sections 2 and 6 only applies so long as –

(a)

Customer satisfies the Collateral Requirements (after giving effect to any applicable notice requirement or grace period), including, without limitation the one Business Day grace period granted in respect to occurrence of an Administrative Event;

(b)	no Default or Facility Termination Event has occurred and is continuing; and

(c)	Custodian is not bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding.

8.	Commitment Fees -

Customer shall pay when due a commitment fee as set forth in Appendix B.

9.	Transfers -

Customer may transfer portfolio securities and any other assets from the Collateral Account to the extent not prohibited by the Control Agreement and so long as immediately after giving effect thereto Customer is in compliance with the Collateral Requirements.

10.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer: (i) on or before 11:00 a.m. New York time on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 11:00 a.m. New York time on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day; in each case, subject to the Administrative Event cure.

11.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement as of the Closing Date, which are deemed to refer to this Agreement.

12.	Financial Information -

Customer shall provide BNPP PB with copies of –

(a)

the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)

the most recent monthly financial statement of Customer, including performance returns and Net Asset Value of Customer, as soon as available and in any event within 30 calendar days after the end of each month;

(c)

a monthly statement of the leverage and asset coverage ratios of Customer as of the last day of each calendar month as soon as available and in any event within 15 calendar days after the end of each calendar month subject to an undertaking by BNPP PB to maintain such information in confidence, to use the information solely for purposes of extending credit under this Agreement and not providing the information to any third party except as required by applicable law, including any requests by law enforcement authorities, auditors and governmental agencies or regulatory authorities (including without limitation self-regulatory authorities) for such information; and

(d)

the estimated net asset value statement of Customer within one (1) Business Day, upon reasonable request therefor by BNPP PB subject to an undertaking by BNPP PB to maintain such information in confidence, to use the information solely for purposes of extending credit under this Agreement and not providing the information to any third party except as required by applicable law, including any requests by law enforcement authorities, auditors and governmental agencies or regulatory authorities (including without limitation self-regulatory authorities) for such information.

13.	BNPP Termination Right -

(a)	Upon the occurrence of a Facility Termination Event, BNPP PB shall have the right, upon written notice to Customer, to terminate this Agreement, recall any Outstanding Debit

Financing, modify Collateral Requirements, and modify any interest rate spread, fees, charges, or expenses, in each case, in accordance with the timeframes specified in the U.S. Margin Loan Agreement.

(b)

Upon the occurrence of a Default, the BNPP PB may, upon written notice to Customer and a continuing failure by Customer after applicable grace periods and cure rights, terminate any of the 40 Act Financing Agreements and take Default Action.

(c)	Each of the following events constitutes a “Default”:

i.	Customer fails to meet the Collateral Requirements within the time periods set forth in Section 10, subject to the Administrative Event cure;

ii.

Customer fails to deliver, or cause the delivery of, financial information within the time periods set forth in Section 12 and such failure is not remedied within (A) five (5) Business Days for a failure under Sections 12(a), 12(b) and 12(c), and (B) one (1) Business Day for a failure under Section 12(d);

iii.

any representation or warranty made or deemed made by Customer to BNPP PB under any 40 Act Financing Agreements (including under Section 11 herein) proves false or misleading in any material respect when made or deemed made;

iv.

Customer fails to comply with or perform any other agreement or obligation under this Agreement or, unless previously terminated in accordance with their terms, the other 40 Act Financing Agreements; or

v.

Customer becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts and such proceeding, if involuntary, has not been dismissed after 15 calendar days of the institution or presentation thereof; or

vi.	the occurrence of an event of default hereunder or, unless previously terminated in accordance with their terms, under any of the 40 Act Financing Agreements; or

vii.	Customer pledges to any other party (other than Permitted Liens), other than BNPP PB, any securities owned or held by Customer over which BNPP PB has a lien;

viii.	Customer fails to comply with the provisions set forth in Section 8 subject to the Administrative Event cure.

(d)	Each of the following events constitutes a “Facility Termination Event”:

i.

there occurs any change in BNPP PB’s interpretation of any Applicable Law or the adoption of or any change in the same (including, for the avoidance of doubt, any new or amended rules, requests, guidelines and directives promulgated in connection with current Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act) that, in the reasonable opinion of a nationally recognized law firm acting as counsel to BNPP PB, has the effect with regard to BNPP PB of materially impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB in a material manner); provided, however, BNPP applies the same interpretation, adoption or change to all similarly situated PB customers, as determined in BNPP PB’s good faith discretion;

ii.

the investment management agreement between Customer and its Investment Adviser is terminated and an the Investment Adviser is not replaced, on either an interim basis (i.e., pursuant to Rule 15a-4 under the Investment Company Act of 1940 (the “1940 Act”)) or on a permanent basis by an entity that is, at such time, an affiliate of the Investment Adviser; provided, however, if the Investment Adviser is not replaced by an affiliate, such termination or cessation shall still not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately who is acceptable to BNPP PB in its sole discretion;

iii.

A violation of Section 18 of the 1940 Act; except reliance by Customer on any SEC guidance (including, prior to August 19, 2022, SEC Release 10666), SEC regulation, rule or applicable exemptive relief granted by the Securities and Exchange Commission will not be considered a violation of Section 18; or

iv.

Customer fails to make any filing necessary to comply with the rules of any exchange on which its shares are listed and such failure is not remedied within five (5) Business Days following written notice from BNPP PB;

v.	Customer’s classification under the 1940 Act becomes something other than as a “closed-end company” as defined under Section 5 of the 1940 Act;

vi.

Customer enters into any additional margin financing arrangements with a party other than BNPP PB beyond the financing provided hereunder through the 1940 Act Financing Agreements (provided that, for avoidance of doubt, Customer’s entry into reverse repurchase transactions (and similar financing transactions), sale-buy backs, securities lending agreements, short sales, TBAs, dollar rolls, derivatives transactions or any other facilities that are consistent with the Customer’s investment policies (excluding margin financing) shall not constitute a Facility Termination Event); or

vii.	Customer changes its fundamental investment policies without the prior written consent of BNPP PB (such consent not to be unreasonably withheld or delayed).

14.	Rehypothecation -

Notwithstanding anything to the contrary herein or in any 40 Act Financing Agreement, unless otherwise agreed in writing by Customer in its sole discretion, BNPP PB shall not rehypothecate, pledge or assign any of the Collateral. BNP PB agrees that it shall not use, withdraw, foreclose on or submit a Notice of Exclusive Control (as defined in the Control Agreement) to Custodian with respect to the Collateral unless and until the occurrence of a Default (after notice and running of all applicable cure rights and grace periods).

15.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

16.	Compliance with Applicable Law -

(a)

Notwithstanding any of the foregoing, based on the reasonable opinion of a nationally recognized law firm acting as counsel to BNPP PB (“BNPP Counsel”), BNPP PB may take the following actions if such opinion concludes that one or more of such actions are required or advisable to be taken by Applicable Law upon not less than 10 Business

Days’ prior written notice to the Customer, it being understood that Customer may, upon receipt of such notice, immediately terminate this Agreement and the U.S. Margin Loan Agreement simultaneously in accordance with Section 4(b) without the prerequisite three (3) Business Days’ advance notice and cease to pay the Commitment Fee and any interest and other fees not otherwise due and owing:

i.	BNPP PB may terminate any 40 Act Financing Agreement and any Contract;

ii.	BNPP PB may recall any outstanding loan under the 40 Act Financing Agreements;

iii.	BNPP PB may modify the Collateral Requirements; and

iv.	BNPP PB may take Default Action with respect to this Agreement.

(b)

This Agreement will not limit the ability of BNPP PB to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law; provided that BNPP PB provides no less than 10 business days prior written to Customer.

17.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)

Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of August 6, 2021.

BLACKROCK ADVISORS, LLC, on behalf of BlackRock Capital Allocation Trust

By:
Name: John Perlowski
Title: Managing Director

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED

By:
Name:
Title:

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of

August 6, 2021.

BLACKROCK ADVISORS, LLC, on behalf of BlackRock Capital Allocation Trust

By:
Name:
Title:

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED

By:
Name: Robert Lakeman
Title: Managing Director

By:
Name: Brian Cahalan
Title: Managing Director

Appendix A – Collateral Requirements

1.	Collateral Requirements -

The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the “Positions”) shall be the greatest of:

(a) the sum of (i) aggregate product of (x) the Collateral Percentage applicable to such Positions and (y) the Current Market Value of such respective Positions, and (ii) the FX Margin Charge;

(b) the sum of the collateral requirements of such Positions as per Regulation T of the Board of Governors of the Federal Reserve System, as amended from time to time;

(c) the sum of the collateral requirements of such Positions as per FINRA Rule 4210, as amended from time to time; or

(d)	40% of the Portfolio Gross Market Value.

2.	Eligible Securities -

(a)	Positions in the following eligible equity and fixed income security types (“Eligible Securities”) are covered under the Committed Facility Agreement:

i.

USD denominated common stock or an exchanged-traded fund referencing a stock index (“ETFs”) traded on the New York Stock Exchange, NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market, NYSE Arca, NYSE Amex Equities, or other exchanges as approved by the PB Entities in their sole discretion;

ii.	convertible and non-convertible corporate debt securities, sovereign bonds or preferred securities, provided that any such securities be denominated in USD, EUR, or GBP; or

iii.

non-USD denominated common stock or ETF, in each case, which (i) is either deemed to have a ‘ready market’ under Rule 15c3-1(c)(11) based on the conditions of the applicable SEC no-action letter of November 28, 2012, or are members of the FTSE All-World Index, (ii) is traded on a major exchange in one of the following countries: Australia, Austria, Belgium, Canada, Finland, France, Germany, Italy, Japan, The Netherlands, Spain, Sweden, Switzerland, or United Kingdom, (iii) is denominated in one of the following currencies: AUD, CAD, CHF, EUR, GBP, JPY or SEK.

(b)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall be margined by BNP in its sole discretion:

i.	any security type not covered above, as determined by BNPP PB in its sole discretion.

ii.	any securities over which BNPP PB do not have a first priority perfected security interest, each as determined by BNPP PB in its sole discretion.

iii.	any securities that are not capable of being valued by BNPP PB on a daily basis based on internal and external pricing sources.

iv.	any short security position.

v.	any security offered through a private placement or any restricted securities, except Rule 144A securities related to preferred stock and debt securities.

vi.	any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company, Euroclear, or Clearstream.

vii.	any securities that are municipal securities, asset-backed securities, mortgage securities, payment-in-kind securities, or Structured Securities.

viii.	any portion of a Position in an Equity Security which is equal to or greater than 4 Days of Trading Volume.

ix.	any Equity Security primarily traded on an exchange located in the United States that has a market price less than USD 2.00.

x.	any Equity Security that has a current market capitalization of less than USD 150 million.

xi.

any security where Customer or Customer’s Advisor (i) is an Affiliate of the Issuer of the relevant equity securities or (ii) beneficially owns more than 8% of either (a) the voting interests of the Issuer or (b) any voting class of equity securities of the Issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise). For the avoidance of doubt, for purposes of determining beneficial ownership, any convertible debt of preferred debt shall be treated as converted.

xii.	any Position in a Debt Security that represents more than 10% of the Issue Size Outstanding.

xiii.	any Debt Security with an Issue Size Outstanding less than USD 50 million.

xiv.	any Debt Security with a market price less than or equal to 40% of its par value.

xv.

to the extent that the Gross Market Value of Debt Securities rated below BBB- or Baa3 by either S&P or Moody’s is greater than 35% of the Portfolio Gross Market Value, the portion of such Position in excess of 35%, as determined by BNPP PB in its sole discretion.

xvi.

to the extent that the Gross Market Value of all Positions in subordinated bonds is greater than 10% of the Portfolio Gross Market Value, the portion of such Position in excess of 10%, as determined by BNPP PB in its sole discretion.

xvii.

to the extent that the Gross Market Value of Positions in AT1 Capital Contingent Debt is greater than 10% of the Portfolio Gross Market Value, the portion of such Position in excess of 10%, as determined by BNPP PB in its sole discretion.

xviii.

to the extent 30% or more of the Gross Market Value of all Positions with a country of risk that is not a Developed Market, the portion of such Position in excess of 30%, as determined by BNPP PB in its sole discretion;

xix.

to the extent 10% or more of the Gross Market Value of all Positions with a country of risk that is not a Developed Market or Emerging Market, the portion of such Position in excess of 10%, as determined by BNPP PB in its sole discretion;

xx.

to the extent 10% or more of the Gross Market Value of any Positions with a country of risk specific to a single country that is not a Developed Market, the portion of such Position in excess of 10%, as determined by BNPP PB in its sole discretion;

xxi.

to the extent that the Gross Market Value of Positions in non-USD securities is greater than 30% of the Portfolio Gross Market Value, the portion of such Position in excess of 30%, as determined by BNPP PB in its sole discretion.

3.	Equity Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Eligible Securities shall be:

i.

subject to paragraph ii below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (1) the Equity Core Collateral Rate and (2) the sum of the Equity Concentration Factor, the Equity Liquidity Factor, and the Equity Volatility Factor;

ii.	100% if the product determined under paragraph i above is greater than 100%.

(a)	Equity Concentration Factor.

The “Equity Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Issuer Position Concentration	Equity Concentration Factor
Less than 5%	0
Equal to or greater than 5% and less than 10%	0.5

(b)	Equity Liquidity Factor.

The “Equity Liquidity Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Days of Trading Volume is equal to or greater than 4.

Days of Trading Volume	Equity Liquidity Factor
Less than 2	0
Equal to or greater than 2 and less than 4	1

(c)	Equity Volatility Factor.

The “Equity Volatility Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Equity Volatility is equal to or greater than 100%.

Equity Volatility	Equity Volatility Factor
Less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

4.	Debt Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Debt Securities shall be the sum of (A) the Debt Core Collateral Rate and (B) the product of (1) the Debt Core Collateral Rate and (2) the sum of the Debt Concentration Factor and the Debt Maturity Adjustment;

provided that the Collateral Percentage for any debt security which trades below 40% of its nominal value shall be 100%.

(a)	Debt Core Collateral Rate.

The “Debt Core Collateral Rate” shall be based on the credit quality of the Issuer as set forth below. The lower of the S&P or Moody’s rating as shown below will be used to determine the credit quality of the Issuer; provided, that if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used. For the avoidance of doubt, the Collateral Percentage shall be 100% with respect to the relevant Position if rated below CCC- or Caa3 by either S&P or Moody’s.

S& P’s Rating	Moody’s Rating	Debt Core Collateral Rate
AAA to A-	Aaa to A3	10%
BBB+ to BBB-	Baa1 to Baa3	15%
BB+ to BB-	Ba1 to Ba3	30%
B+ to B- / NR	B1 to B3 / NR	40%
CCC+ to CCC-	Caa1 to Caa3	60%
Below CCC- / Defaulted	Below Caa3 / Defaulted	100%

(b)	Debt Concentration Factor

The “Debt Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Issuer Position Concentration	Debt Concentration Factor
Less than 5%	0
Equal to or greater than 5% and less than 10%	0.5

(c)	Debt Maturity Adjustment

The “Debt Maturity Adjustment” shall apply to Debt Securities with maturities greater than 10 years. The Debt Maturity Adjustment shall be determined pursuant to the following table and shall be based on the lower of the S&P or Moody’s rating, provided that if there is only one such rating, then the Debt Maturity Adjustment corresponding to such rating shall be used. BNPP PB may, in its sole discretion, assign a shorter effective maturity to a Debt Security in accordance with such security’s optional redemption features.

S& P’s Rating	Moody’s Rating	Debt Maturity Adjustment
AAA to A-	Aaa to A3	1
BBB+ to BBB-	Baa1 to Baa3	.667
BB+ to BB-	Ba1 to Ba3	.333
B+ to B- / NR	B1 to B3 / NR	.25
CCC+ to CCC-	Caa1 to Caa3	.167
Below CCC- / Defaulted	Below Caa3 / Defaulted	0

5.	FX Margin Charge

The “FX Margin Charge” shall equal the aggregate sum of the FX Dislocation Loss for all currencies other than USD (such currency, the “Base Currency”).

(i)	“FX Dislocation Loss” shall equal the product of (i) the absolute value of that currency’s Net FX Exposure, expressed in equivalent value of the Base Currency, and (ii) the FX Base Rate.

Currency	FX Base Rate
AUD, CAD, CHF, EUR, GBP, JPY, SEK	5%

The “FX Base Rate” for a currency shall be determined by reference to the respective Currency set forth in the table above. For the avoidance of doubt, for any currency not listed above, the FX Base Rate will be as determined by BNPP PB in its sole discretion

(ii)

“Net FX Exposure” shall, with respect to a currency, equal the sum of (i) the aggregate sum of every Eligible Position’s Delta FX with respect to the that currency and (ii) any cash in such currency in the Customer’s account.

(iii)

“Delta FX” shall, with respect to each Eligible Position, be that Position’s exposure to a given currency other than Base Currency. For the avoidance of doubt, a Position may have multiple values for Delta FX if such Position has exposure to more than one currency other than Base Currency.

6.	Positions Outside the Scope of this Appendix -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein. The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix shall be determined by BNPP PB in its sole discretion.

7.	One-off Collateral Requirements -

From time to time BNPP PB may, at its sole discretion, agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position at the request of Customer.

8.	Certain Definitions -

(a)

“AT1 Capital Contingent Debt” means any enhanced capital note or similar fixed income instruments that automatically writes-down or converts to equity when the financial health of the issuer deteriorates to a pre-defined threshold or trigger.

(b)	“Affiliate” means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933.

(c)	“Bloomberg” means the Bloomberg Professional service.

(d)	“Collateral Percentage” means the percentage as determined by BNPP PB according to this Appendix A.

(e)

“Current Market Value” means with respect to a Position, an amount equal to the product of (i) the number of the relevant security and (ii) the price per share of the relevant security (determined by BNPP PB).

(f)

“Days of Trading Volume” means with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by BNPP PB in its sole discretion), as denominator.

(g)	“Debt Security” means convertible and non-convertible preferred securities and corporate debt securities.

(h)	“Developed Market” means any of the following countries: Australia, Austria, Canada, Denmark, Finland, France, Germany, Italy, Japan, Netherlands, Spain, Sweden, Switzerland, UK, and USA.

(i)

“Emerging Market” means any of the following countries: Brazil, Chile, China, Greece, Hong Kong, Hungary, Iceland, India, Ireland, Israel, Luxembourg, Malaysia, Mexico, New Zealand, Norway, Poland, Portugal, Romania, Singapore, South Korea, South Africa, Taiwan, and Thailand.

(j)	“Equity Core Collateral Rate” means 15%.

(k)

“Equity Volatility” means with respect to an equity security, the 90-day historical volatility of such security as determined by BNPP PB in its sole discretion or, if the 90-day historical price volatility of such security is unavailable, the 30-day historical price volatility of such security as determined by BNPP PB in its sole discretion.

(l)

“Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long.

(m)	“Issuer” means, with respect to an applicable security, the issuer of such security.

(n)

“Issuer Position Concentration” means, with respect to a Position issued by an Issuer, an amount equal to the quotient of (i) the absolute value of the Current Market Value of all Positions (whether debt or equity) issued by the same Issuer and (ii) absolute value of the Portfolio Gross Market Value, expressed as a percentage.

(o)	“Issue Size Outstanding” means, with respect to a Position in a Debt Security of an Issuer, the aggregate market value of all such Debt Security issued by the Issuer.

(p)	“Moody’s” means Moody’s Investor Service, Inc.

(q)	“Portfolio Gross Market Value” means the Gross Market Value (as defined in this Appendix A) of all of Customer’s Positions that are Eligible Securities (as defined in this Appendix A).

(r)	“Structured Securities” means any security (i) the payment to a holder of which is linked to a different security, provided that such different security is issued by a different issuer or

(ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

(s)	“Subordinated Bond” means any bond with a lower priority than other securities when assets are distributed in liquidation or bankruptcy (as determined by the field “IS_SUBORDINATED” in Bloomberg).

(t)	“S&P” means Standard & Poor’s.

Appendix B

FINANCING RATE

OBFR (Overnight Bank Funding Rate as published in [Page on Bloomberg]) + 75 basis points

COMMITMENT FEE

(a)	During the Ramp-Up Period, Customer shall pay no Commitment Fee.

(b)

After the Ramp-Up Period, Customer shall pay a fee equal to: (i) if the Outstanding Debit Financing is less than 80% of the Maximum Commitment Financing, 25 basis points; and (ii) if the Outstanding Debit Financing is equal to or greater than 80% of the Maximum Commitment Financing, 0 basis points.